Exhibit 99.4
IMAGE ENTERTAINMENT RECEIVES STAFF DEFICIENCY LETTERS FROM THE NASDAQ STOCK MARKET
CHATSWORTH, Calif., January 14, 2010 — Image Entertainment, Inc. (NASDAQ: DISK), one of the largest independent home entertainment distributors in North America and a leading pioneer of the multi-billion dollar optical disc industry, reported today that it had received letters from NASDAQ staff on January 8, 2010 and January 13, 2010 citing various violations of NASDAQ Listing Rules most of which are related to the Company’s recently concluded $22 million preferred stock financing. Those violations include Listing Rules 5635(d), 5635(b) and 5640 relating to the issuance of 20% or more of the pre-transaction shares at a discount to market value and effecting a change in control of the Company without obtaining shareholder approval, and the issuance of “super-voting stock.” The NASDAQ staff also stated its belief that the continued listing of the Company, after it knowingly entered into a transaction in violation of NASDAQ’s shareholder approval and voting rights rules, raises public interest concerns under Listing Rule 5101 and in that regard, the continued listing of the Company would erode public confidence in NASDAQ. The NASDAQ staff also notified the Company that its current board of directors that was elected immediately after the closing of the preferred stock financing does not contain any independent directors as defined in Listing Rule 5605(a)(2). As a result, the Company is in violation of Listing Rules 5605(b)(1), which requires a majority of independent directors; 5605(c)(2)(A), which requires an audit committee of three independent directors; 5605(d), which requires determination of executive compensation by independent directors; and 5605(e), which requires nomination of directors by independent directors.
As previously announced, the Company is appealing a notice of delisting from The NASDAQ Global Market. The NASDAQ staff noted that the Company’s recent violations will be considered by the Hearings Panel in rendering a determination regarding the continued listing of the Company’s stock on The NASDAQ Global Market.
The NASDAQ staff also noted that, as previously reported in a Form 8-K filed with the Securities and Exchange Commission, for approximately 30 days the Company’s audit committee consisted of only two directors, in violation of Listing Rule 5605(c)(2)(A). That violation has been cured although as discussed above the current audit committee does not comply with Listing Rule 5605(c)(2)(A).
About Image Entertainment:
Image Entertainment, Inc. is a leading independent licensee and distributor of entertainment programming in North America, with approximately 3,200 exclusive DVD titles and approximately 340 exclusive CD titles in domestic release and approximately 400 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary, Egami Media, Inc. has digital download rights to approximately 2,000 video programs and over 300 audio titles containing more than 5,100 individual tracks. The Company is headquartered in Chatsworth, California. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, the Company’s NASDAQ listing. These statements may be identified by the use of words such as “will,” “may,” “estimate,” “expect,” “intend,” “plan,” “believe,” and other terms of similar meaning in connection with any discussion of future operating or financial performance or other events or developments. All forward-looking statements are based on management’s current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations.
These factors include, but are not limited to, (a) the Company’s ability to continue as a going concern, (b) the Company’s ability to service its principal and interest obligations on its outstanding debt or otherwise renegotiate or refinance such outstanding debt, which renegotiation may not be successful and refinancing may not be available on acceptable terms, if at all, which may trigger defaults under its other debt agreements, create liquidity issues, potentially force the Company to file for protection from its creditors under Chapter 11 of the U.S. Bankruptcy Code and prevent the Company from continuing as a going concern, (c) the Company’s limited funds and the Company’s inability to raise additional funds on acceptable terms or at all, (d) the Company’s ability to borrow against the Company’s revolving line of credit, (e) the Company’s ability to secure media content on acceptable terms, (f) the Company’s DVD manufacturer continuing to manufacture and fulfill orders to Company customers while the Company is past due on its payables to such manufacturer, (g) the ability of the Company to successfully appeal the delisting determination issued by the Staff of The NASDAQ Stock Market on December 15, 2009 and the ability of the Company’s common stock to continue trading on The NASDAQ Stock Market, (h) the performance of business partners upon whom the Company depends upon, (i) changes in the retail DVD and digital media and entertainment industries, (j) changing public and consumer taste and changes in customer spending patterns, (k) decreasing retail shelf space for the Company’s industry, (l) further sales or dilution of the Company’s equity, which may adversely affect the market price of the Company’s common stock, (m) changes in the Company’s business plan, (n) heightened competition, including with respect to pricing, entry of new competitors, the development of new products by new and existing competitors, (o) changes in general economic conditions, including the performance of financial markets and interest rates, (p) difficult, adverse and volatile conditions in the global and domestic capital and credit markets, (q) claims that the Company infringed other parties’ intellectual property, (r) changes in accounting standards, practices or policies, and (s) adverse results or other consequences from litigation, arbitration or regulatory investigations.
For further details and a discussion of these and other risks and uncertainties, see “Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, and the Company’s most recent Quarterly Reports on Form 10-Q. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Image Entertainment’s ability to control or predict. Actual results may differ materially from management’s expectations. Unless otherwise required by law, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
#   #   #

Contact:	Steve Honig The Honig Company, Inc. 818-986-4300 press@honigcompany.com